EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, no par value, of Versus Systems Inc. and that this Joint Filing Agreement be included as an exhibit to such joint filing. Each person who is a party hereto acknowledges that (i) each is individually eligible to use Schedule 13D to satisfy its filing obligations under Rule 13d-1; (ii) each is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself; and (iii) each is not responsible for the completeness or accuracy of the information concerning any other person jointly filing on the Schedule 13D referred to herein, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 7th day of December, 2023.

CRONUS EQUITY CAPITAL GROUP LLC

By:	/s/ Paul Feller
	Name:	Paul Feller
	Title:	Managing Member

PAUL FELLER

/s/ Paul Feller
	Name:	Paul Feller